Exhibit 10.66

Executed version

LAND LEASE INITIAL AGREEMENT

between

FUJAIRAH OIL INDUSTRY ZONE

and

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE

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This Initial Agreement is entered into on July 14th, 2019

Between:

Fujairah Oil Industry Zone, P.O. Box 9900, Fujairah, United Arab Emirates (hereinafter referred to as “FOIZ”)

And

Brooge Petroleum & Gas Investment Company FZC (BPGIC), PO Box 50170, Fujairah, United Arab Emirates (hereinafter referred to as “BPGIC”)

together referred to as the “Parties”, or individually as “Party”.

WHEREAS:

A-	BPGIC is interested to construct and develop a high-tech and advanced Crude Oil storage and blending facility (the “Project”). As a consequence, BPGIC explored the possibility of procuring a land parcel of about 450,000 within FOIZ on a lease basis.

B-	To support BPGIC in its endeavours to carry out technical and commercial feasibility, FOIZ is amenable to identify a land parcel of about 450,000 sq. m, with the possibility of leasing the Land to BPGIC. The Parties agree and acknowledge the mutual interest and wish to agree on a final long-term lease agreement (the “Lease”) in accordance with the terms and conditions as set forth below.

NOW, THEREFORE, it is agreed as follows:

1- FRAMEWORK OF COOPERATION

1.1 Both Parties agree and acknowledge that BPGIC shall use its best endeavors to finalize its technical and design feasibility of the Project to be constructed on the Land. The Parties agree that this Initial Agreement only sets forth the understanding as of the date between the Parties hereto and shall not and is not intended to create any legally or financially binding commitments on either Party.

1.2 the Parties shall agree on and determine the interface of cooperation in order to assure a coordinated communication leading to the mutual agreement of the terms and conditions of the Lease.

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2 – DURATION

This Initial Agreement shall be effective from the Effective Date and shall remain in full force for 6 months automatically renewable for a further 6 months unless otherwise terminated by either Party.

3- MISCELLANEOUS

a)	This Initial Agreement and any of its provisions may only be altered or amended if in writing and signed by both Parties, except in case of earlier termination which can be carried unilaterally by either party

b)	This Initial Agreement is not intended, nor shall create, express or imply, any legal relationship between the Parties that may be construed as an agency or partnership or otherwise and no Party shall be authorized to bind the other Party or to act in its name.

c)	Nothing in this Initial Agreement shall be construed to grant, transfer or assign a Party any right or license under any intellectual property right (whether registered or unregistered), patent, know-how, trade secret, invention, discovery or improvement belonging to the other Party.

d)	A person who is not a Party has no rights under applicable laws to enforce or enjoy the benefit of any provision of this Initial Agreement.

e)	Neither this Initial Agreement, nor any of the rights, interests or obligations hereunder may be assigned, novated or otherwise transferred by a Party.

4- GOVERNING LAW AND JURISDICTION

This Initial Agreement shall be governed by and construed, enforced and performed in accordance with the laws of the Free zone of the Emirate of Fujairah.

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IN WITNESS WHEREOF the Parties hereto have set their hands the day and year first above written.

SIGNED:	SIGNED:

For and on behalf of	For and on behalf of
Fujairah Oil Industry Zone	Brooge Petroleum and Gas Investment Company FZE

Name:	Capt. Salem Al Hamoudi	Name:	Nicolaas L. Paardenkooper
Title:	Director	Title:	C.E.O.
Date:	July 14th 2019	Date:	July 14th 2019

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